United States securities and exchange commission logo





                     July 15, 2022

       George O'Leary
       Chief Financial Officer
       HealthLynked Corp
       1265 Creekside Parkway, Suite 302
       Naples, Florida 34108

                                                        Re: HealthLynked Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 000-55768

       Dear Mr. O'Leary:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences